University General Health System, Inc. Provides Update Regarding Annual 10K Report and Reports Significant Growth and Confidence in Business Model as Part of Major Restructuring

HOUSTON, TX -- (Marketwired - June 05, 2014) - University General Health System, Inc. (OTCQB: UGHS) ("University General"), a diversified, multi-specialty, integrated, physician-centric general acute care regional health care delivery system, today announced that the delay in the filing of the Company's annual Form 10-K, which was due on April 15, 2014, is due to continued challenges surrounding the following areas, which management has been addressing for over a year:

  Accounting for derivatives associated with the placement of preferred shares in April 2012
  Tax calculations
  Accounting for purchase price allocations
  Revenue cycle management reconciliations between inpatient and hospital outpatient gross revenues and net accounts receivables, which include contractual adjustments, bad debts and provision for doubtful accounts.

While these areas are significant for any company, the growth experienced by University General from 2010 through 2013, combined with a change in EMR (Electronic Medical Records) systems and the integration of acquisitions, have proven a significant challenge to the Company. However, management believes that systems have been implemented that will reduce future delays in the audit process. As part of this process, the Company has recruited a significant number of experienced accounting personnel to assist with the validation of financial reporting systems that will be more easily auditable than in the past.

In the 2013 Form 10-K, the Company looks forward to reporting significant growth in revenues from 2012 to 2013, and this trend has continued into 2014. Occupancies at the Company's hospitals in Houston and Dallas approximated 61% and 31% in 2013, respectively. Surgical volumes at UGH - Houston totaled 9,275, for a 23% increase from prior-year levels, while UGH - Dallas performed 1,864 surgeries, representing an increase of 19% from the previous year. In addition, the Company recently announced that UHG - Houston has entered into agreements with United Healthcare and Humana, thus providing "in network" benefits from both carriers. The Company believes this will provide significant benefits to the patients it serves.

Ms. Kris Trent, CPA, who joined the Company as Chief Accounting Officer over a year ago, has been primarily responsible for designing and implementing internal controls, resolving material weaknesses, and developing systems that will ensure timely and accurate reporting compliance in the future.

The Company also announced the following strategic initiatives as part of its global restructuring:

  UGH - Dallas :
    While the Company did not achieve its initial market guidance for 2013 at UGH - Dallas, management believes numerous strategic initiatives that have been implemented will provide positive growth and EBITDA going forward. Some, but not all, of these initiatives and their impacts include:
      A total of 195 inpatient surgeries and approximately 200 outpatient surgeries were performed in April 2014, representing the largest monthly volume since the acquisition of the hospital in December 2012.
      The number of new physicians added to the hospital's roster has increased by over 25% since December 2012.
      The implementation of a new gero-psychiatric outpatient program has attracted an average of 6 patients per day to the hospital.
      Emergency room visits are now averaging 1,050 per month, versus 800 prior to the hospital's acquisition.
      Total procedures for outpatient services reached 147 in April 2014, versus a monthly average of 101 prior to the acquisition.
  Debt Refinancing Efforts: The Company has embarked upon a global refinancing/restructuring of its indebtedness, a portion of which has already been completed, with additional funding anticipated upon filing of the Form 10-K.
  Management has aggressively pursued a cost/benefit analysis of all business units and is in the process of implementing strategic changes in the following areas:
    Hospital Outpatient Departments
    Wholly owned subsidiaries
    Material contracts
    Management agreements
    Partially owned subsidiaries
    Marketing related agreements
    Other healthcare costs
    Supplier relationships
  The Company is also exploring potential opportunities for mergers, acquisitions or divestitures that can add management talent, expand capital or access to capital and/or result in synergistic revenue enhancement, which will ultimately increase shareholder value.

"These actions are necessary, require strong leadership and should allow the Company to complete the platform required for our continued growth," stated Hassan Chahadeh, MD, Chairman and Chief Executive Officer. "While we have invested over $15 million in our Dallas hospital and related management/marketing initiatives, many of these expenses were non-recurring in nature and required to build a strong foundation for the continued growth of our integrated regional health care delivery system. While we regret the erosion of confidence in the capital markets due to our filing delays, we are committed to our business model and our ability to position the Company optimal performance in the future health care environment. We are also committed to our restructuring plan and are confident that it will provide our shareholders with a much better understanding of our performance and future growth opportunities."

About University General Hospital

University General Hospital delivers high-quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient and adaptive in today's health care delivery environment. The hospital is owned by University General Health System, Inc., a diversified, integrated multi-specialty health care provider Company that currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

University General Health System, Inc. is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS."

Forward-Looking Statements

The information in this news release may include certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of University General Health System, Inc. (UGHS). Although UGHS believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in UGHS's periodic filings with the Securities and Exchange Commission.

For Further Information, Please Contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com